UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2025

DONALDSON COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7891	41-0222640
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1400 West 94th Street

Minneapolis, MN 55431

(Address of principal executive offices)

(952) 887-3131

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 par value	DCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 12, 2025, Donaldson Company, Inc. (the “Company”) entered into a Second Amendment to Credit Agreement (the “Second Amendment”), among the Company, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent for the lenders and as an issuer of letters of credit, and U.S. Bank National Association, as an issuer of letters of credit, pursuant to which the parties amended the Company’s existing Credit Agreement, dated as of May 21, 2021 (as previously amended by a First Amendment to Credit Agreement, dated as of April 28, 2023) (as so amended, the “Existing Agreement” and as further amended by the Second Amendment, the “Amended Credit Agreement”).

The Second Amendment provides for, among other things, the following amendments to the Existing Agreement: (i) the maturity date of the revolving credit facility was extended from May 21, 2026 to June 12, 2030, (ii) the aggregate revolving credit limit was increased from $500 million to $600 million, (iii) a new term loan facility was added in the amount of $200 million with a maturity date of June 12, 2028, which was fully advanced on the closing date, (iv) the revolving credit facility was repaid in part with the proceeds of the term loan facility, and (v) the incremental credit facility option was increased from $250 million to $350 million and may be in the form of an increase to the revolving credit facility and/or incremental term loans. After giving effect to the Second Amendment, the amount outstanding under the revolving credit facility as of June 12, 2025, was approximately $60 million, and the amount outstanding under the term loan facility as of June 12, 2025, was $200 million.

The term loan facility was available in U.S. dollars. The Company may elect that the borrowing under the term loan facility bear interest at different rates. Borrowings under the term loan facility may be made at an interest rate per annum equal to:

(1)

For a Term SOFR Loan (as defined in the Amended Credit Agreement), the sum of (A) Adjusted Term SOFR (as defined in the Amended Credit Agreement) in effect from time to time and subject to a zero percent floor and (B) the Applicable Rate (as defined in the Amended Credit Agreement, which is calculated based upon the Company’s debt-to-EBITDA ratio); or

(2)

For a Base Rate Loan (as defined in the Amended Credit Agreement), the sum of (A) the Base Rate (as defined in the Amended Credit Agreement, which is a rate per annum equal to the greatest of (i) the interest rate announced by the administrative agent as its prime rate, (ii) the sum of 0.50% per annum and the federal funds rate in effect on such day, and (iii) Adjusted Term SOFR (as defined in the Amended Credit Agreement) for a period of one month plus 1.00%) in effect from time to time and subject to a zero percent floor, and (B) the Applicable Rate (as defined in the Amended Credit Agreement, which is calculated based upon the Company’s debt-to-EBITDA ratio).

Wells Fargo Bank, National Association and U.S. Bank National Association, as joint lead arrangers, and certain other lenders have provided, from time to time, and may continue to provide, commercial banking, lending, investment, institutional trust, foreign exchange and other services to the Company, including letters of credit, depository and account processing services, for which the Company has paid and intends to pay customary fees.

The foregoing description of the Second Amendment is not complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 of this Current Report on Form 8-K, on June 12, 2025, the Company entered into the Second Amendment. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Amended Credit Agreement, as amended to date, includes a revolving credit facility in the amount of $600 million, a letter of credit subfacility in the amount of $25 million, and a term loan facility in the amount of $200 million.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Second Amendment to Credit Agreement dated June 12, 2025*

104	Cover page interactive data file (formatted as inline XBRL)

*

Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of such schedules and attachments to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DONALDSON COMPANY, INC.

Date: June 17, 2025	By:	/s/ Amy C. Becker
Amy C. Becker Chief Legal Officer and Corporate Secretary